EXHIBIT 8(i)

                                LETTER AGREEMENT

                   SSgA Life Solutions Income and Growth Fund
                        SSgA Life Solutions Balanced Fund
                         SSgA Life Solutions Growth Fund

                               Custodian Contract


April 10, 1997


State Street Bank and Trust Company
225 Franklin Street
Boston, MA  02110


Ladies and Gentlemen:

Pursuant to Paragraph 12 of the Custodian Contract between the SSgA Funds and State Street Bank and Trust Company, dated as of April 11, 1988, the SSgA Funds advise you that that it is creating three new series to be named SSgA Life Solutions Income and Growth Fund, SSgA Life Solutions Balanced Fund, and SSgA Life Solutions Growth Fund (collectively, the "Funds"), and that the SSgA Funds desire State Street Bank and Trust Company to serve as custodian with respect to the Funds pursuant to the terms and conditions of the Custodian Contract. Custodian fees to be assessed for transactions on behalf of the Funds shall be as set forth on the Fee Schedule attached hereto.

Notwithstanding anything to the contrary in Paragraph 9, the initial term of the Custodian Contract with respect to the Funds shall be until April 12, 1998.

Please acknowledge your acceptance of acting as Custodian to the Funds by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

SSgA FUNDS


By: /s/Lynn L. Anderson
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    Lynn L. Anderson
    President

ACKNOWLEDGED AND ACCEPTED
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State Street Bank and Trust Company


By:  /s/Brad Payne
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Its: Vice President
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